Exhibit 10.1

Corporate Office Cranes Farm Road Basildon, Essex, SS14 3AD United Kingdom	Scott W Wine

April 20, 2024

Subject: Resignation

Dear Scott,

Reference is made to that certain Senior Leadership Team Employment Agreement, dated as of November 10, 2020, by and between CNH Industrial America LLC and you (the “Agreement”). Capitalized terms not otherwise defined herein have the meanings provided in the Agreement.

In light of your resignation today from your position as Chief Executive Officer of the Company and the other CNH Industrial Group entities, as a member of the Board of Directors of CNH Industrial N.V. and from all other positions that you hold with the CNH Industrial Group effective as of July 1, 2024, or such other date as mutually agreed (such date being the “Effective Date”), the Company agrees (i) commencing upon the Effective Date to pay or provide you the payments and benefits to which you would be entitled on a Qualifying Termination in accordance with, and subject to, Sections 3(d)(iii) (Treatment of Equity Awards on Termination), 6(b) (Payments on Termination of Employment) and 7 (Conditions to Receipt of Payments on Termination of Employment) of the Agreement and (ii) that, subject to Section 7 of the Agreement and compliance with the terms of this letter agreement, you shall be eligible for an annual bonus opportunity for 2024, with the actual amount of any such bonus to be based on actual performance and prorated for the portion of 2024 that has elapsed as of the Effective Date, and payable in cash, less applicable taxes, at the time as, and otherwise subject to the terms of, the 2024 annual bonuses paid to similarly-situated executives (but no later than March 15, 2025); provided, in each case, that your employment is not terminated for Cause prior to the Effective Date. The Company has provided you with a summary of payments and benefits described above. The remaining terms of the Agreement shall remain in full force and effect.

The Company has provided you with a copy of the form of press release announcing your resignation which is expected to be issued on or about April 21, 2024. Each of the Company and you agree not to make any public statement regarding your resignation that is inconsistent in any material respect with the relevant statements in the press release. Notwithstanding anything to the contrary in the Agreement, (i) the Company agrees and covenants that it shall not issue, circulate, publish or utter any disparaging, defamatory or other false or negative statement regarding you to any third parties and (ii) to the fullest extent permitted by law, you agree and covenant that you shall not, directly or indirectly, issue, circulate, publish or utter any disparaging, defamatory or other false or negative statement regarding any member of the CNH Industrial Group and their respective directors, managers and officers to any third parties. Nothing herein is intended to, and shall not, restrict or limit any person from exercising any protected rights under, or complying with, any applicable law or limit any person from providing information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between you and any member of the CNH Industrial Group.

Section 14 (Miscellaneous) of the Agreement is incorporated herein mutatis mutandis.

We thank you for your service to the CNH Industrial Group. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than 12 noon EDT on Sunday April 21, 2024.

Sincerely,

CNH INDUSTRIAL N.V.

By:	/s/ Suzanne Heywood
Name: Suzanne Heywood
Title: Chair

ACKNOWLEDGED AND AGREED:

/s/ Scott W. Wine
Scott W. Wine

Date: April 20, 2024